                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT

                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported):
                                 March 10, 1998


                              JLM INDUSTRIES, INC.
                              --------------------
             (Exact Name of Registrant as Specified in its Charter)


   Delaware                      1-12333                       06-1163710
(State or Other                (Commission                  (I.R.S. Employer
 Jurisdiction)                  File Number)               Identification No.)



8675 Hidden River Parkway, Tampa, FL.                            33637
--------------------------------------                           -----
(Address of Principal Executive Office)                        (Zip Code)


                               (813) 632-3300
                               --------------
            (Registrant's telephone number, including area code)

     Item 5.  Other Events.

         On March 10, 1998, the Company executed a long-term supply contract for phenol with Solutia, Inc. ("Solutia") to purchase on a take-or-pay basis phenol to be produced at Solutia's proposed phenol plant to be constructed in Pensacola, Florida (the "Supply Contract"). The proposed phenol plant will attempt to utilize a new benzene-to-phenol technology to produce phenol and is currently estimated to have a yearly capacity of 300 million pounds. Construction of the plant is anticipated to commence in the beginning of 1999 and phenol production is anticipated to begin at the plant in the fourth quarter of 2000. However, there can be no assurance that construction of the plant will be completed as scheduled or if completed that the plant can produce phenol at the currently estimated level or be operated on a cost-efficient basis.

         The Supply Contract requires the Company to advance $35 million to Solutia as a partial prepayment for required future phenol purchases with $5 million to be paid on or about December 31, 1998, $1.625 million to be paid at the end of each quarter of 1999 and $5.875 million to be paid at the end of each quarter of 2000. The Supply Contract also provides that if the Company's available borrowing capacity under its aggregate credit facilites is less than the total amount of the advance payments owed to Solutia, Solutia may require the Company to deliver to Solutia an executed, irrevocable bank guaranty equal to the amount of the advance payment then owed to Solutia.

          Under terms of the Supply Contract, the Company is required to purchase, and Solutia is required to sell, a total of 1.875 billion pounds of phenol as follows: 75 million pounds of phenol during the first year following satisfactory startup of phenol production at the plant and 125 million pounds of phenol each year thereafter. The Supply Contract provides for purchases to be made at a specified price that shall be reduced on a pro rata per pound basis for the advance payment mentioned above.

         If the Company fails in any year to purchase the required yearly amount of phenol, then the Company is obligated to pay Solutia the fixed cost for such amount as defined under the terms of the Supply Contract.
     If the Company fails to purchase less than 250 million pounds over any three year period or shall have purchase less than the 1.875 billion pounds during the term of the contract, then Solutia, as its sole and exclusive remedy, may cancel the Supply Contract and receive liquidated damages equal to the then remaining portion of the advance payment made by JLM.

         The Supply Contract will terminate upon the earlier of the Company having purchased 1.875 billion pounds of phenol or 15 years from the initial supply date as defined in the contract. The Supply Contract may be terminated earlier by Solutia by written notice to the Company upon any of the following: (i) independent project estimates on either of May 31, 1998 or December 31, 1998 for the cost of the construction of the phenol plant exceed Solutia's current estimate; (ii) Solutia determines that the technology premised for the phenol plant cannot meet certain technical and project cost premises; (iii) the Company fails to make the required advance payments or provide the bank guaranty discussed above or (iv) upon 180 days notice to the Company, if Solutia elects to abandon the project due to technical, regulatory, cost or chronic operating problems.

         The Supply Contact may be terminated by the Company by written notice if the initial supply date is later than June 1, 2002. Upon such termination, the Company will be reimbursed for its advance payments plus interest at 10%. In addition, should Solutia fail to supply the 1.875 billion pounds of phenol as required under the terms of the Supply Contract, JLM shall be entitled to the pro rata portion of the advance payments as defined in the Supply Contract together with actual damages caused by the failure to supply the required phenol to JLM. JLM also has the right to cancel the Supply Contract and receive a refund for the remaining pro rata balance of the advance payment together with interest at .8% per month from the default date and claim actual damages for such default in the event (i) Solutia willfully fails or refuses to supply phenol as required under the Supply Contract for a period of four consecutive months, (ii) the amount of the phenol that should have been suplied exceeds 45 million pounds and (iii) the failure or refusal is not cured by Solutia.

         Effective April 1, 1998, the Company acquired all of the assets of Browning Chemical Corporation ("Browning"). The purchase price was $9.5 million, with $7.5 million paid in cash and $2 million in a promissory note to be paid in equal installments over four years. Browning was founded in 1948 and is a major markerter of inorganic chemicals, with a diversified product range serving both industrial and food processing markets throughout the United States. The acquisition will be accounted for as a purchase.

Item 7.    Financial Statements and Exhibits.

       1.  Exhibits filed herewith:

10.38**    Supply Contract for Phenol between JLM Industries, Inc. and Solutia,
           Inc.

10.39 Asset Purchase Agreement between Browning Chemical Corporation and Browning Acquisition, Inc.


** Confidential treatment has been requested with respect to portions of this Exhibit.

SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       JLM INDUSTRIES, INC.

Dated:  April 22, 1998
                                       By: /s/ John L. Macdonald
                                           --------------------------------
                                           John L. Macdonald
                                           President and Chief Executive Officer


                                       By: /s/ Frank A. Musto
                                          ---------------------------------
                                          Frank A. Musto
                                          Vice President and Chief Financial
                                          Officer (Principal Financial
                                          and Accounting Officer)